Exhibit 99.1

Praxis Precision Medicines Adds Development Expertise to Board of Directors with Appointment of

Jeffrey Chodakewitz, M.D.

CAMBRIDGE, Mass., Apr. 15, 2021 — Praxis Precision Medicines, Inc. (NASDAQ: PRAX), a clinical-stage biopharmaceutical company translating genetic insights into the development of therapies for central nervous system (CNS) disorders characterized by neuronal imbalance, today announced the appointment of Jeffrey Chodakewitz, M.D., to its board of directors. The Company also announced that Nicholas Galakatos, Ph.D., and Kiran Reddy, M.D., have resigned from its board of directors.

“Dr. Chodakewitz brings a wealth of diverse management experience and perspective that will be instrumental as we continue to evolve as a company, and we are excited to welcome him to our board,” said Marcio Souza, president and chief executive officer of Praxis. “We would also like to thank Nick and Kiran for their contributions to Praxis, which were critical to getting us to where we are today, particularly in our transition from a private to public company.”

Dr. Chodakewitz has more than 30 years of management experience in the biopharmaceutical industry. Most recently he served as the chief medical officer and executive vice president, global medicines development & medical affairs at Vertex Pharmaceuticals. Prior to Vertex, Dr. Chodakewitz spent over 20 years at Merck & Co. serving in several positions, including leadership roles as head of infectious diseases and vaccines global development, senior vice president of global scientific strategy (infectious disease, respiratory & immunology) and senior vice president of late-stage development.

“We are delighted to have the opportunity to work with Dr. Chodakewitz,” said Dean Mitchell, chairman of the Praxis board of directors. “Dr. Chodakewitz brings decades of leadership experience in the biopharmaceutical industry and invaluable insights on global development strategy that will ideally complement the board as Praxis’ portfolio continues to advance in the clinic. At the same time, we are deeply appreciative of Nick and Kiran’s vision and leadership and wish them all the best moving forward.”

“I am thrilled to join the Praxis board of directors at a particularly exciting time for the Company,” said Dr. Chodakewitz. “Praxis has built a deep pipeline of CNS drug candidates since its inception. With three clinical stage programs and a broad portfolio of precision therapies targeting rare disorders, I look forward to working with the team to further advance their promising pipeline.”

About Praxis

Praxis Precision Medicines is a clinical-stage biopharmaceutical company translating genetic insights into the development of therapies for central nervous system disorders (CNS) characterized by neuronal imbalance. Praxis is applying insights from genetic epilepsies to broader neurological and psychiatric disorders, using our understanding of shared biological targets and circuits in the brain. Praxis has established a broad portfolio, including multiple disclosed programs across CNS disorders including depression, epilepsy, movement disorders and pain syndromes, with three clinical-stage product candidates. For more information, please visit https://praxismedicines.com/ and follow us on LinkedIn and Twitter.

Investor Contact:

Alex Kane

Praxis Precision Medicines

investors@praxismedicines.com

617-300-8481

Media Contact:

Ian Stone

Canale Communications

Ian.stone@canalecomm.com

619-849-5388